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                                                                  EXHIBIT (g)(3)

                             AMENDMENT TO EXHIBIT A


         Portfolios covered by the Custody Agreement between The Chase Manhattan Bank, N.A. and The Glenmede Fund, Inc.

                           Emerging Markets Portfolio
                            Government Cash Portfolio
                            Tax-Exempt Cash Portfolio
                           Core Fixed Income Portfolio
                          Tax-Managed Equity Portfolio
                      Small Capitalization Equity Portfolio
                            Large Cap Value Portfolio
                             International Portfolio
                      Institutional International Portfolio
                             Global Equity Portfolio
                      Small Capitalization Growth Portfolio